Exhibit 10


              Asset Purchase and License Agreement

     This Asset Purchase and License Agreement (the "Agreement") is made and entered into this 7th day of November, 2000, by and between Intrac, Inc., a Nevada corporation ("Intrac") and Dr. Joseph N. Trachtman, an individual resident of the State of New York ("Trachtman").

                            RECITALS

     A. Trachtman is the owner of certain assets, a list of which is attached hereto at Exhibit A and incorporated herein by reference (the "Assets"), as well as certain patents, copies of which are attached hereto and incorporated herein by reference (the "Patents").

     B. Intrac desires to purchase and acquire from Trachtman such Assets, and Trachtman desires to transfer and convey the same to Intrac, in accordance with the terms and conditions of this Agreement.

     C. Trachtman is the holder of certain patents and trademarks regarding the Accomotrac Vision Trainer (the
"Patents"), copies of which are attached hereto at Exhibit B and incorporated herein by reference, and Intrac wishes to acquire an exclusive license for the use of said Patents from Trachtman.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

                            ARTICLE I
                           Definitions

     As used in this Agreement, the following terms shall have the meanings set forth below:

     1.1 Closing. "Closing" shall mean the closing of the transaction contemplated by this Agreement, which shall occur at 10:00 a.m., Eastern Standard Time, on the Closing Date in the offices of Intrac, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

     1.2 Closing Date. "Closing Date" shall mean November ___,
2000, unless otherwise mutually agreed in writing by the parties hereto.

     1.3 Assets. "Assets" shall mean all rights and interests in the assets listed at Exhibit A hereto.

     1.4 Patents. "Patents" shall mean all United States Patents attached at Exhibit B hereto, including, without limitation, United States patent numbers 4,162,828, 4,533,221, 4,660,945, and
5,002,384, and any reissues or extensions based on any of such patents, but not to include any


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new patents exclusively licensed to Trachtman after the date of this Agreement. For the purposes of this Agreement, "Patents" shall also mean Accomotrac and Accomotrac design which are registered at the United States Patent Office with numbers, 1,304,839 and 1,375,673, and all corresponding worldwide trademarks and/or trademark applications based thereon, and any trademarks resulting from said applications and any reissues or extensions based on any of such trademarks.

                           ARTICLE II
                   Purchase and Sale of Assets

     2.1 Sale and Purchase of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Trachtman shall sell, transfer, assign,convey, and deliver to Intrac, free and clear of all liens, claims and encumbrances, and Intrac shall purchase, accept and acquire from Trachtman all rights and interests in the Assets.

     2.2 Purchase Price. The total purchase price for the Assets shall be SEVEN MILLION (7,000,000) shares of common stock of Intrac.

     2.3 Instruments of Transfer; Further Assurances.

          (a) At the Closing, Trachtman shall deliver to Intrac:

               (i)  An assignment of each Asset, in form and
                    substance satisfactory to Intrac;
               (ii) Such other instrument or instruments of
                    transfer as shall be necessary or appropriate, as lntrac shall reasonably request, to vest in Intrac good and marketable title to the Assets.

          (b) At the Closing, letter shall deliver to Trachtman such instrument or instruments as shall be necessary or appropriate, as Trachtman shall reasonably request.

                           ARTICLE III
                       License of Patents

     2.1 License of Patents. Trachtman hereby grants to letter the exclusive license for the term of this Agreement to use the Patents pursuant to the terms and conditions set out in this Agreement.

     2.2 Trachtman to Provide Information. During the term of this Agreement, Trachtman agrees to provide Intrac with information and sales material which Trachtman has readily available regarding the Patents, all to the extent Trachtman has the right to grant such material to others. Any costs incurred by Trachtman in connection therewith shall be reimbursed by Intrac. Intrac shall promptly return to Trachtman all such material upon the termination of this Agreement or at any time at the request of Trachtman.


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     2.3 Filing Fees and Expenses. All fees, expenses and taxes which are due to any governmental agency or other authority in connection with the filing of any patent, license, trademark or other similar action shall be paid by Intrac.

     2.4 Ownership of Patents. All rights and interests in the Patents shall at all times remain the exclusive properly of Trachtman.

     2.5 Infringements. Trachtman makes no representation, express or implied, that the Patents do not infringe upon preset or future patents, trademarks or copyrights. In the event any party infringes upon any of the Patents, Intrac shall immediately notify Trachtman of such infringement.

     2.6 Hold Harmless. Intrac shall have the full responsibility for the marketing and use of the Patents as well as for all its other activities regarding the Patents. Intrac hereby holds Trachtman harmless from any liability, cost and expense with regard thereto, including claims for injury or death to persons or damage to property. Further, lntrac shall indemnify and hold harmless Trachtman, Trachtman's employees, agents, and staff from and against any and all liabilities, claims, lawsuits, judgments, aid expenses arising out of or in connection with an act or omission of Intrac or any of its employees, agents, or staff, including, but not limited to claims for personal injury, misrepresentation, and the failure by lntrac to make proper payments of required taxes, statutory or other settlements.

     2.7 Compliance with the Law. Intrac will use its best efforts to ensure the premises and its operation comply with all applicable laws, orders, and regulations of governmental authorities. Each parry will notify the other, in writing, of any demand, order, or proceeding of any governmental authority regarding the Patents. Such notification shall be given within three (3) days of the party's receipt of notice of any such demand, order or proceeding.

     2.8 Termination of License. The license granted to Intrac by Trachtman may be terminated in writing by either party by thirty
(30) days' written notice via Certified Mail.

                           ARTICLE III
                         Non-Disclosure

     3.1 Non-Disclosure. Trachtman has in his possession certain technical information, know-how and data. of a secret and proprietary nature ("the "technical information") relating to optical biofeedback devises, marketing and computer technology relating to the operation of the Accomotrac Vision Trainer (the "equipment"). Intrac acknowledges that the following items used by Trachtman clinics are secret, confidential, unique, and valuable, were developed by Trachtman at significant cost over a period of time, and disclosure of any of the items to anyone other than Intrac will cause Trachtman irreparable injury:

  3.1.1 Patient lists, call lists, and other confidential customer data;
  3.1.2 Memoranda, notes, records, and other confidential technical data;


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  3.1.3 Sketches, plans, drawings, and other confidential research and development data;
  3.1.4 Manufacturing processes, schematics, and the composition of Trachtman's equipment;
  3.1.5 Repair and maintenance processes;
  3.1.6 Education programs and techniques; and
  3.1.7 Marketing schemes and strategies.

     3.2 Availability of Technical Information. Trachtman shall make the Technical Information available to Intrac to the extent necessary for Intrac's use of the Patents licensed pursuant to this Agreement. In consideration of that availability, Intrac agrees to hold in trust and confidence and not to use or disclose to others any or all Technical Information disclosed directly to Intrac by Trachtman except:

  3.2.1 Information which at the time of disclosure is in the public domain;
  3.2.2 Information which after disclosure to Intrac becomes part of the public domain by publication or otherwise through no fault of Intrac; and
  3.3.3 Information received by Intrac after the time of disclosure hereunder from a third party imposing no obligation and confidentiality and who did not acquire such information directly or indirectly from Trachtman.

     3.3 No Further License. No right or license is granted by Trachtman to Intrac in relation to such Technical Information except as expressly set forth in Section II of this Agreement. Intrac shall not copy or reproduce, in whole or in part, any of the Technical Information without the express written consent of Trachtman.

     3.4 Return of Technical Information. Upon demand of Trachtman, or upon any default, termination or expiration of this Agreement, Intrac shall immediately return to Trachtman all Technical Information, including, without limitation, technical, confidential and/or secret materials and know-how, and all copies and documents containing said information. Intrac, its employees, officers, directors, agents, and shareholders shall continue to maintain the confidentiality promised in this Section III for a period of five (5) years after the termination of this Agreement.

                           ARTICLE IV
            Representations and Warranties of Intrac

     Intrac represents and warrants that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

     4.1 Organization and Good Standing. Intrac is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all the requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.


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     4.2 Authorization and Validity. The execution, delivery and performance by Intrac of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by Intrac. This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by lntrac and constitute or will constitute legal, valid and binding obligations of Intrac, enforceable against Intrac in. accordance with their respective terms.

     4.3 No Violation. Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Intrac or any agreement, indenture or other instrument under which lntrac is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Intrac or the properties or Assets of Intrac.

     4.4 Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Intrac.

                            ARTICLE V
           Representations and Warranties of Trachtman

     Trachtman represents and warrants that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

     5.1 Authorization and Validity. The execution, delivery and performance by Trachtman of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by Trachtman. This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by Trachtman and constitute or will constitute legal, valid and binding obligations of Trachtman, enforceable against Trachtman in accordance with their respective terms.

     5.2 Title. Trachtman has good and marketable title to the Assets which are the subject of this Agreement. Upon consummation of the transactions contemplated hereby, Intrac shall receive good, valid and marketable title to all the Assets free and clear of all liens, claims, and encumbrances.

     5.3 Patent Holder. Trachtman represents and warm that he is the holder of the Patents which are subject to this Agreement. Upon consummation of the transactions contemplated hereby, Intrac shall receive good, valid and marketable title to all the Patents free and clear of all liens, claims, and encumbrances.

     5.4 Commitments. Trachtman has not entered into, nor are the Assets or the business of Trachtman bound by, whether or not in writing, any (i) partnership or joint venture agreement;


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(ii) deed of trust or other security agreement; (iii) guaranty or suretyship; indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys, (ix) lease of real or personal property, whether as lessor, lessee, sublessor, or sublessee; (x) agreement relating to any material matter or transition in which an interest is held by a person or entity which is an affiliate of Trachtman; (xi) powers of attorney; or (xii) contracts containing noncompetition covenants.

     5.5 Adverse Agreements. Trachtman is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as Trachtman can now foresee, may in the future materially and adversely affect the business operations, prospects, properties, Assets or condition, financial or otherwise, of Trachtman.

     5.6 No Violation. Neither the execution and performance of this Agreement or the other agreements contemplated hereby, pox the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Trachtman or any agreement, indenture or other instrument under which lntrac is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or arty public, governmental or regulatory agency or body having jurisdiction over Trachtman or the properties or Assets of Trachtman.

     5.7 Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Trachtman.

     5.8 Compliance with Laws. There are no existing violations by Trachtman of any applicable federal, state or local law or regulation, except to the extent that any such violations would not have a material adverse effect on the property or business of Trachtman.

     5.9 Accuracy of Information Furnished. All information furnished to Intrac by Trachtman is true, correct and complete in all material respects. Such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances wader which such statements are anode, true, correct and complete.

     5.10 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.


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                           ARTICLE VI
                         Indemnification

     6.1 Trachtman's Indemnity. Subject to the terms of this Section, Trachtman hereby agrees to indemnify, defend and hold harmless Intrac and its officers, directors, agents, attorneys, accountants and affiliates from and against air and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses ("Damages") asserted against or incurred by Intrac by reason of or resulting from a breach by Trachtman of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

     6.2 Intrac's Indemnity. Subject to the terms of this Section, Intrac hereby agrees to indemnify, defend and hold harmless Trachtman and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expanses ("Damages") asserted against or incurred by Trachtman by reason of or resulting from a breach by Intrac of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

     6.3 Remedies Not Exclusive. The remedies provided for in this Section shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

                           ARTICLE VII
                           Termination

     7.1 Termination for Cause. This Agreement may be terminated prior to Closing upon notice to the other party at any time by a party if any representation or warranty of the other party contained in this Agreement or in any certificate or other document executed and delivered by one party to the other is or becomes untrue or breached in any material respect or if one party fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, breach or noncompliance is not cured, waived, or eliminated before
Closing.

     7.2 Termination Without Cause. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Intrac and Trachtman.

                          ARTICLE VIII
                    Miscellaneous Provisions

     8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Intrac and Trachtman.


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     8.2 Waiver of Compliance; Consents.

  8.2.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  8.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

     8.3 Notices. All Notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

          If to Intrac, to: 26 Shermerhorn Street, Brooklyn, NY 11201

          If to Trachtman, to: 26 Shermerhorn Street, Brooklyn, NY 11201

     8.4 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     8.5 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject mattes of this Agreement.

     8.6 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

     8.7 Attorneys' Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     8.8 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

     8.9 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.


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     8.10 GoverningLaw. This Agreement and the rights and
obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Nevada. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction within the State of Nevada.

     8.11 Presumption. This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

     8.12 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

     8.13 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     8.14 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected hereby.

     8.15 Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

     8.16 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except as set forth in the Escrow Agreement.

     8.17 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


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     8.18 Counterparts and Facsimile Signatures. This Agreement
may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be treated as originals until such time that applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

     8.19 Continuing Nature. All representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years and, if applicable, all covenants, which, according to their terms are to be performed after the execution of this Agreement, shall survive the Closing for a period of two
(2) years.

     IN WITNESS WHEREOF, the parties hereto have set their hands this 7th day of November, 2000.



Intrac, Inc., a Nevada. Corporation ("Intrac")

by: /s/Joseph N. Trachtman
    ----------------------
    Dr. Joseph N. Trachtman, President



Dr. Joseph N. Trachtman, an individual ("Trachtman")

by: /s/Joseph N. Trachtman
    ----------------------
    Dr. Joseph N. Trachtman


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